Exhibit 99.16

TABLE 1

Québec government

Summary of budgetary transactions

Preliminary results for 2023-2024

(millions of dollars)
2023-2024
REVENUE
Own-source revenue	115 486
Federal transfers	31 290
Total	146 776
EXPENDITURE
Portfolio expenditures	−141 347
Debt service	−9 650
Total	−150 997
SURPLUS (DEFICIT) FROM OPERATIONS	−4 221
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−2 081
BUDGETARY BALANCE(1)	−6 302
(1) Budgetary balance within the meaning of the Balanced Budget Act.

Budget Speech Tables	1

TABLE 2

Québec government

Summary of budgetary transactions

Forecasts for 2024-2025

(millions of dollars)
2024-2025
REVENUE
Own-source revenue	120 904
Federal transfers	29 397
Total	150 301
EXPENDITURE
Portfolio expenditures	−147 815
Debt service	−9 762
Total	−157 577
SURPLUS (DEFICIT) FROM OPERATIONS BEFORE CONTINGENCY RESERVE	−7 276
Contingency reserve	−1 500
SURPLUS (DEFICIT) FROM OPERATIONS	−8 776
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−2 222
BUDGETARY BALANCE(1)	−10 998
(1) Budgetary balance within the meaning of the Balanced Budget Act.

2	Budget 2024-2025 Budget Plan

TABLE 3

Québec government

Revenue

Forecasts for 2024-2025

(millions of dollars)
2024-2025
OWN-SOURCE REVENUE
Income and property taxes
Personal income tax	44 952
Contributions for health services	8 670
Corporate taxes	12 116
School property tax	1 310
67 048
Consumption taxes
Sales taxes(1)	24 149
Fuel	2 120
Tobacco products(2)	991
Alcoholic beverages	637
Cannabis(3)	94
27 991
Revenue from government enterprises
Hydro-Québec	2 045
Loto-Québec	1 514
Société des alcools du Québec	1 437
Investissement Québec	308
Société québécoise du cannabis	95
Other	19
5 418
Duties and permits	5 940
Miscellaneous revenue	14 507
TOTAL OWN-SOURCE REVENUE	120 904

FEDERAL TRANSFERS
Equalization	13 316
Health transfers	8 554
Transfers for post-secondary education and other social programs	1 351
Other programs	6 176
TOTAL FEDERAL TRANSFERS	29 397
TOTAL REVENUE	150 301

(1)	Sales taxes, within the meaning of the Public Accounts, include, in particular, the QST, the tax on insurance premiums, the tax on lodging and the specific duty on new tires. They also include, for presentation purposes, revenue from pari-mutuel.
(2)	These amounts include revenue from the Québec component of the excise duty on vaping products.
(3)	This is Québec’s component of the excise duty on cannabis.

Budget Speech Tables	3

TABLE 4

Québec government

Expenditure

Forecasts for 2024-2025

(millions of dollars)
2024-2025
Portfolio expenditures	−147 815
Debt service	−9 762
TOTAL EXPENDITURE	−157 577

4	Budget 2024-2025 Budget Plan

TABLE 5

Québec government

Portfolio expenditures

Forecasts for 2024-2025

(millions of dollars)
2024-2025
PORTFOLIO EXPENDITURES
National Assembly	186
Persons appointed by the National Assembly	148
Affaires municipales et Habitation	5 064
Agriculture, Pêcheries et Alimentation	1 651
Conseil du trésor et Administration gouvernementale	5 275
Conseil exécutif	774
Culture et Communications	1 952
Cybersécurité et Numérique	172
Économie, Innovation et Énergie	3 983
Éducation	22 364
Emploi et Solidarité sociale	5 615
Enseignement supérieur	11 060
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 092
Famille	8 498
Finances	3 529
Immigration, Francisation et Intégration	745
Justice	1 804
Langue française	67
Relations internationals et Francophonie	202
Ressources naturelles et Forêts	1 445
Santé et Services sociaux	61 909
Sécurité publique	2 518
Tourisme	534
Transports et Mobilité durable	6 603
Travail	225
Reallocation of government expenditures during the year	−600
TOTAL	147 815
DEBT SERVICE	9 762
TOTAL EXPENDITURE	157 577
Note: Totals may not add due to rounding.

Budget Speech Tables	5